                                                     Free Writing Prospectus
                                                     Filed Pursuant to Rule 433
                                                     Registration No. 333-120522

STATEMENT REGARDING FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free
1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. The
Information in this free writing prospectus is preliminary and is subject to completion or change. The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase. This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

The information contained in the attached materials (the "Information") may include various forms of performance analysis, security characteristics and securities pricing estimates for the securities described therein. Should you receive Information that refers to the "Statement Regarding Assumptions and
Other Information", please refer to this statement instead.

The Information is illustrative and is not intended to predict actual results which may differ substantially from those reflected in the Information.
Performance analysis is based on certain assumptions with respect to significant factors that may prove not to be as assumed. Performance results are based on mathematical models that use inputs to calculate results. As with all models, results may vary significantly depending upon the value given to the inputs.
Inputs to these models include but are not limited to: prepayment expectations
(econometric prepayment models, single expected lifetime prepayments or a vector of periodic prepayments), interest rate assumptions (parallel and nonparallel changes for different maturity instruments), collateral assumptions (actual pool level data, aggregated pool level data, reported factors or imputed factors), volatility assumptions (historically observed or implied current) and reported information (paydown factors, rate resets, remittance reports and trustee statements). Models used in any analysis may be proprietary, the results therefore, may be difficult for any third party to reproduce. Contact your registered representative for detailed explanations of any modeling techniques employed in the Information.

The Information may not reflect the impact of all structural characteristics of the security, including call events and cash flow priorities at all prepayment speeds and/or interest rates. You should consider whether the behavior of these securities should be tested using assumptions different from those included in the Information. The assumptions underlying the Information, including structure and collateral, may be modified from time to time to reflect changed facts and circumstances. Offering Documents contain data that is current as of their publication dates and after publication may no longer be accurate, complete or current. Contact your registered representative for Offering Documents, current
Information or additional materials, including other models for performance analysis, which are likely to produce different results, and any further explanation regarding the Information.

 Any pricing estimates Bear Stearns has supplied at your request (a) represent our view, at the time determined, of the investment value of the securities between the estimated bid and offer levels, the spread between which may be significant due to market volatility or illiquidity, (b) do not constitute a bid by Bear Stearns or any other person for any security, (c) may not constitute prices at which the securities could have been purchased or sold in any market at any time, (d) have not been confirmed by actual trades, may vary from the value Bear Stearns assigns or may be assigned to any such security while in its inventory, and may not take into account the size of a position you have in the security, and (e) may have been derived from matrix pricing that uses data relating to other securities whose prices are more readily ascertainable to produce a hypothetical price based on the estimated yield spread relationship between the securities.

General Information: Bear Stearns and/or individuals associated therewith may have positions in these securities while the Information is circulating or during such period may engage in transactions with the issuer or its affiliates.
We act as principal in transactions with you, and accordingly, you must determine the appropriateness for you of such transactions and address any legal, tax or accounting considerations applicable to you. Bear Stearns shall not be a fiduciary or advisor unless we have agreed in writing to receive compensation specifically to act in such capacities. If you are subject to
ERISA, the Information is being furnished on the condition that it will not form a primary basis for any investment decision.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF, OR
ATTACHED TO, THIS EMAIL COMMUNICATION RELATING TO

(1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER),

(2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT
BE UPDATED OR

(3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL

ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS,
DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF
THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

Settle        6/21/2006
Curve          6/8/2006

Prepay       .00% CPR        .00% CPR       .00% CPR    .00% CPR       .00% CPR
Loss         No Loss         No Loss        No Loss     No Loss        No Loss

             TRANCHES        TRANCHES       TRANCHES    TRANCHES       TRANCHES
             0:A3            0:A3           0:A3        0:A3           0:A3

Date         BALANCE          PRINCIPAL       INTEREST     CASHFLOW        EFFECTIVE_COUPON

11-Jun-06    15,000,000.00               0            0               0                   0
11-Jul-06    15,000,000.00               0    71,305.87       71,305.87         5.704469599
11-Aug-06    15,000,000.00               0    73,606.21       73,606.21         5.888497099
11-Sep-06    15,000,000.00               0    73,605.74       73,605.74         5.888459058
11-Oct-06    15,000,000.00               0    71,304.49       71,304.49          5.70435896
11-Nov-06    15,000,000.00               0    73,604.70       73,604.70         5.888375954
11-Dec-06    15,000,000.00               0    71,303.56       71,303.56          5.70428441
11-Jan-07    15,000,000.00               0    71,303.04       71,303.04          5.70424332
11-Feb-07    15,000,000.00               0    71,302.69       71,302.69         5.704215352
11-Mar-07    15,000,000.00               0    71,304.81       71,304.81         5.704385016
11-Apr-07    15,000,000.00               0    73,602.23       73,602.23         5.888178138
11-May-07    15,000,000.00               0    71,301.40       71,301.40         5.704111796
11-Jun-07    15,000,000.00               0    73,601.34       73,601.34         5.888107352
11-Jul-07    15,000,000.00               0    71,300.60       71,300.60         5.704047621
11-Aug-07    15,000,000.00               0    73,600.39       73,600.39         5.888031576
11-Sep-07    15,000,000.00               0    73,599.96       73,599.96         5.887996743
11-Oct-07    15,000,000.00               0    71,299.36       71,299.36         5.703948654
11-Nov-07    15,000,000.00               0    73,598.99       73,598.99         5.887919376
11-Dec-07    15,000,000.00               0    71,298.49       71,298.49         5.703879452
11-Jan-08    15,000,000.00               0    73,598.01       73,598.01         5.887840977
11-Feb-08    15,000,000.00               0    71,297.62       71,297.62         5.703809317
11-Mar-08    15,000,000.00               0    71,298.18       71,298.18         5.703854513
11-Apr-08    15,000,000.00               0    73,689.92       73,689.92         5.895193476
11-May-08    15,000,000.00               0    71,389.83       71,389.83         5.711186634
11-Jun-08    15,000,000.00               0    73,689.21       73,689.21         5.895136661
11-Jul-08    15,000,000.00               0    71,389.09       71,389.09         5.711127274
11-Aug-08    15,000,000.00               0    73,688.14       73,688.14         5.895051256
11-Sep-08    15,000,000.00               0    73,687.65       73,687.65          5.89501199
11-Oct-08    15,000,000.00               0    71,387.74       71,387.74         5.711019092
11-Nov-08    15,000,000.00               0    73,686.56       73,686.56         5.894924725
11-Dec-08    15,000,000.00               0    71,386.79       71,386.79         5.710943321
11-Jan-09    15,000,000.00               0    71,386.27       71,386.27         5.710901545
11-Feb-09    15,000,000.00               0    71,385.83       71,385.83         5.710866438
11-Mar-09    15,000,000.00               0    71,389.59       71,389.59         5.711167559
11-Apr-09    15,000,000.00               0    73,700.29       73,700.29         5.896022977
11-May-09    15,000,000.00               0    71,400.96       71,400.96          5.71207643
11-Jun-09    15,000,000.00               0    73,699.44       73,699.44         5.895954979
11-Jul-09    15,000,000.00               0    71,400.42       71,400.42         5.712033923
11-Aug-09    15,000,000.00               0    73,698.72       73,698.72         5.895897929
11-Sep-09    15,000,000.00               0    73,698.40       73,698.40         5.895871791
11-Oct-09    15,000,000.00               0    71,399.64       71,399.64         5.711971133
11-Nov-09    15,000,000.00               0    73,697.67       73,697.67         5.895813689
11-Dec-09    15,000,000.00               0    71,399.09       71,399.09         5.711926952
11-Jan-10    15,000,000.00               0    71,398.78       71,398.78         5.711902499
11-Feb-10    15,000,000.00               0    71,398.52       71,398.52         5.711881983
11-Mar-10    15,000,000.00               0    71,403.78       71,403.78         5.712302546
11-Apr-10    15,000,000.00               0    73,737.11       73,737.11         5.898968681
11-May-10    15,000,000.00               0    71,439.02       71,439.02          5.71512161
11-Jun-10    15,000,000.00               0    73,736.34       73,736.34         5.898906997
11-Jul-10    15,000,000.00               0    71,438.38       71,438.38         5.715070683
11-Aug-10    15,000,000.00               0    73,735.50       73,735.50         5.898839693
11-Sep-10    15,000,000.00               0    73,735.11       73,735.11         5.898808484
11-Oct-10    15,000,000.00               0    71,437.44       71,437.44         5.714994941
11-Nov-10    15,000,000.00               0    73,734.24       73,734.24         5.898739521
11-Dec-10    15,000,000.00               0    71,436.77       71,436.77         5.714941765
11-Jan-11    15,000,000.00               0    71,436.41       71,436.41         5.714912496
11-Feb-11    15,000,000.00               0    71,427.03       71,427.03         5.714162562
11-Mar-11    15,000,000.00               0    71,438.00       71,438.00         5.715040037
11-Apr-11    15,000,000.00               0    73,775.89       73,775.89         5.902071454
11-May-11    15,000,000.00               0    71,448.74       71,448.74         5.715898983
11-Jun-11    15,000,000.00               0    73,693.19       73,693.19         5.895455363
11-Jul-11    15,000,000.00               0    71,402.63       71,402.63         5.712210038
11-Aug-11    15,000,000.00               0    73,692.55       73,692.55         5.895404146
11-Sep-11    15,000,000.00               0    73,692.29       73,692.29         5.895383279
11-Oct-11    15,000,000.00               0    71,402.17       71,402.17         5.712173702
11-Nov-11    15,000,000.00               0    73,691.70       73,691.70         5.895336309
11-Dec-11    15,000,000.00               0    71,401.85       71,401.85         5.712147633
11-Jan-12    15,000,000.00               0    73,691.10       73,691.10         5.895288361
11-Feb-12    15,000,000.00               0    71,401.51       71,401.51         5.712120897
11-Mar-12    15,000,000.00               0    71,404.06       71,404.06         5.712324745
11-Apr-12    15,000,000.00               0    73,690.15       73,690.15         5.895212291
11-May-12    12,063,306.70    2,936,693.30    71,400.97    3,008,094.27         5.712077926
11-Jun-12    12,063,306.70               0    59,166.78       59,166.78         5.885628501
11-Jul-12    12,063,306.70               0    57,330.43       57,330.43         5.702956574
11-Aug-12    12,063,306.70               0    59,166.24       59,166.24         5.885574487
11-Sep-12    12,063,306.70               0    59,165.99       59,165.99         5.885549259
11-Oct-12    12,063,306.70               0    57,329.97       57,329.97         5.702910946
11-Nov-12    12,063,306.70               0    59,165.43       59,165.43         5.885493631
11-Dec-12    12,063,306.70               0    57,329.65       57,329.64         5.702878615
11-Jan-13    12,063,306.70               0    57,329.46       57,329.46         5.702860679
11-Feb-13    12,063,306.70               0    57,329.31       57,329.31         5.702845509
11-Mar-13     6,673,162.54    5,390,144.16    57,336.19    5,447,480.35          5.70352959
11-Apr-13                0    6,673,162.54    32,813.67    6,705,976.22         5.900711868
11-May-13                0               0            0               0                   0
11-Jun-13                0               0            0               0                   0